Exhibit 99.1

Investor Contact:                                                Media Contact:
Emma Jo Kauffman                                                 Andrea Turner
(615) 855-5525                                                   (615) 855-5209


DOLLAR GENERAL REPORTS INCREASED JULY SALES;
ANNOUNCES SECOND QUARTER CONFERENCE CALL

GOODLETTSVILLE, Tenn. - August 8, 2002 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the July four-week period ended August 2, 2002, equaled $434.3 million compared with $375.6 million last year, an increase of 15.6 percent. Same-store sales for the July period increased 6.6 percent compared with a 6.6 percent increase in the July period of 2001. The average customer purchase in July was approximately $8.22, a decrease of approximately one percent compared with the average transaction in the same period last year. Customer transactions in same-stores increased approximately seven percent.

July sales by major merchandise category:



                                         2002                 2001           Est. Same-Store
                                   Percent of Sales     Percent of Sales       Sales Change
                                   ----------------     ----------------       ------------
         Highly Consumable                64%                  61%                 +11%
         Home Products                    12%                  13%                  -3%
         Basic Clothing                   10%                  11%                  -1%
         Hardware and Seasonal            14%                  15%                  +3%



For the second quarter ended August 2, 2002, Dollar General's total retail sales increased 18.7 percent to $1.45 billion from $1.22 billion for the second quarter ended August 3, 2001. Same-store sales for the second quarter increased
9.6 percent. During the quarter, the Company opened 172 new stores and closed 12 stores.

For the 26-week period ended August 2, 2002, Dollar General's total retail sales increased 17.2 percent to $2.84 billion from $2.43 billion in the same period a year ago. Same-store sales for the 26-week period increased 8.1 percent. Year-to-date, the Company has opened 372 new stores and closed 21 stores. As of August 2, 2002, Dollar General operated 5,891 stores in 27 states.

Dollar General is scheduled to announce earnings for the second quarter ended August 2, 2002, on Thursday, August 29, 2002. The Company will host a conference call on Thursday, August 29, 2002, at 5 p.m. EDT to discuss the quarter's results. The passcode for the conference call is "Dollar General." If you wish to participate, please call (212) 547-0138 at least 10 minutes before the conference call is scheduled to begin. The call will also be broadcast live online at www.dollargeneral.com.

August Sales  Outlook:
----------------------
For the four-week period ending August 30, 2002, the Company expects total sales to increase fourteen to sixteen percent. Same-store sales are expected to increase five to seven percent compared with a same-store sales increase of 6.7 percent in the August period last year. August sales results will be released on Thursday, September 5, 2002.

Weekly sales trends are announced on Mondays after the market closes and are available online at www.dollargeneral.com or by calling (615) 855-5529.

This press release contains historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward-looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; and the impact of the SEC inquiry related to the restatement of the Company's financial statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.


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